ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 29, 2017

Brighthouse Funds Trust II

One Financial Center

Boston, MA 02111

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Brighthouse Funds Trust II (the “Trust”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of MFS Value Portfolio, a series of the Trust (the “Buying Portfolio”), with MFS Value Portfolio II (formerly, BlackRock Large Cap Value Portfolio), a series of the Trust (the “Selling Portfolio”), and the issuance of Class A, Class B, and Class E shares of beneficial interest of the Buying Portfolio in connection therewith (the “Shares”), in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust, on behalf of the Buying Portfolio and certain other registered investment companies (the “Agreement and Plan of Reorganization”), we have examined the Trust’s Certificate of Trust on file in the office of the Secretary of the State of Delaware (the “Certificate of Trust”), the Trust’s Amended and Restated Declaration of Trust, and the Trust’s Amended and Restated By-Laws, each as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of the Selling Portfolio and the shareholders of the Selling Portfolio will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1.        The Trust is a duly organized and validly existing unincorporated association under the laws of the State of Delaware and is authorized to issue an unlimited number of its shares of beneficial interest.

2.        When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP

Ropes & Gray LLP